Exhibit 16







     April 27, 2000


     Securities and Exchange Commission
     450 Fifth Street N.W.
     Washington, D.C.  20549


     Re: The  Salary Reduction Plan for Hourly Employees of IMC-Agrico
         MP,  Inc.  Represented  by Local #35  International  Chemical
         Workers Union
         File No.  1-9759

     Dear Sir or Madam:

     We have read Item 4 of the Form 8-K dated April 27, 2000 of IMC Global Inc. for the Salary Reduction Plan for Hourly Employees of IMC-Agrico MP, Inc. Represented by Local #35 International Chemical Workers Union and are in agreement with the statements contained in the second and third paragraph therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


     Very truly yours,


     /s/ Ernst & Young LLP



     Chicago, Illinois